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                                                                    EXHIBIT 99.3

                             STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.


                           CONTANGO OIL & GAS COMPANY
                             STOCK OPTION AGREEMENT

Name of Optionee:            Southern Ute Indian Tribe

Address:                     135 East 9th Street, Suite H
                             Durango, Colorado  81301

Number of Options Granted:   2,500,000 shares of common stock

Date Option Granted:         June 8, 2000

     THIS AGREEMENT (the "Agreement") is made as of the date set forth above between Contango Oil & Gas Company, a Nevada corporation (the "Company"), and the optionee named above (the "Optionee").

                                     RECITAL

     In connection with the Securities Purchase Agreement dated as of June 6, 2000 (the "Purchase Agreement") by and between the Company and the Optionee, the Board of Directors of the Company (the "Board") has determined that it is to the advantage and interest of the Company and its stockholders to grant the option provided for herein to the Optionee. The option provided for herein is being granted in connection with the investment by Optionee in the Company.

In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee the right and option (the "Option") to purchase on the terms and conditions hereinafter set forth all or any part of an aggregate of 2,500,000 shares (the "Shares") of the presently authorized and unissued common stock of the Company, par value $0.04 (the "common stock"), at the purchase price of $1.00 per share, for an aggregate purchase price of $2,500,000. The Option is fully vested and immediately exercisable.

2. Exercise. The right to exercise the Option granted hereunder, to the extent unexercised, shall remain in effect for a period of ninety (90) days from the date of grant of this Option.

3. Method of Exercise. The Option may be exercised from time to time by written notice to the Company, stating the number of Shares with respect to which the Option is being exercised,




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together with payment in full, in cash or by certified or cashier's check payable to the order of the Company, of the purchase price for the number of Shares being exercised. If requested by the Board, prior to the delivery of any Shares the Optionee, or any other person entitled to exercise the Option, shall supply the Board with a representation that the shares are not being acquired with a view to distribution and will be sold or otherwise disposed of only in accordance with applicable federal and state statutes, rules and regulations. As a condition to the exercise of the Option in whole or in part the Board may, in its sole discretion, require the Optionee to pay in addition to the purchase price for the Shares being exercised an amount equal to any federal, state or local taxes that the Board has determined are required to be paid in connection with the exercise of the Option in order to enable the Company to claim a deduction in connection with the exercise of the Option or otherwise. As soon after the notice of exercise as the Company is reasonably able to comply, the Company shall, without transfer or issue tax to the Optionee or any other person entitled to exercise the Option, deliver to the Optionee or any such other person, at the main office of the Company or such other place as shall be mutually acceptable, a certificate or certificates for the Shares being exercised.

     Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the Shares for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange or any federal, state or local law. The Optionee may exercise the Option for less than the total number of Shares for which the Option is exercisable, provided that a partial exercise may not be for less than 100 shares and shall not include any fractional shares.

4. Termination of Option. The Option shall terminate and expire upon the last date for exercise of the Option as provided in Section 2 of this Agreement.

5. Adjustments. In the event the Company (i) pays a dividend in shares of its common stock or makes a distribution in shares of its common stock, to holders of its shares of common stock, (ii) subdivides its outstanding shares of common stock, (iii) combines its outstanding shares of common stock into a smaller number of shares of common stock, or (iv) issues, by reclassification or reorganization, other securities or property of the Company to holders of its shares of common stock generally, then the Shares granted to Optionee hereunder shall be adjusted so that Optionee shall be entitled to receive the number of shares of common stock or other securities or property of the Company which Optionee would have owned or been entitled to receive if the option had been exercised immediately prior to any such event or any record date with respect thereto. No fractional shares of stock shall be issued as a result of or in connection with any such adjustment. In the event of an adjustment of the number of Shares subject to the Option pursuant to this Section 5 which would result in the issuance of a fractional share of stock, the number of Shares, as adjusted, shall be rounded up to the nearest whole number of Shares. Whenever the number of Shares is adjusted as herein provided, the exercise price payable upon exercise of the Option shall be adjusted by multiplying such exercise price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Shares immediately prior to such adjustment, and of which the denominator shall be the number of Shares subject to the Option immediately thereafter. An adjustment made pursuant to this Section 5 shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event, and prompt written notice thereof shall be given to the Optionee.




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6. Non-Transferability. The Option is not assignable or transferable by the
Optionee, either voluntarily or by operation of law, other than with the Company's prior written consent or by will or by the laws of descent and distribution.

7. No Stockholder Rights. The Optionee or other person entitled to exercise the Option shall have no rights or privileges as a stockholder with respect to any Shares subject hereto until the Optionee or such person has become the holder of record of such Shares, and no adjustment (except such adjustments as may be effected pursuant to the provisions of Section 5 hereof) shall be made for dividends or distributions of rights in respect of such Shares if the record date is prior to the date on which the Optionee or such person becomes the holder of record.

8. Conditions to Issuance of Shares. The Company's obligation to issue Shares of its common stock upon exercise of the Option is expressly conditioned upon, at the Company's option, the completion by the Company of any registration or other qualification of such Shares under any state and/or federal law or rulings or regulations of any government regulatory body or the making of such investment representations or other representations and agreements by the Optionee or any person entitled to exercise the Option in order to comply with the requirements of any exemption from any such registration or other qualification of such Shares which the Board shall, in its sole discretion, deem necessary or advisable. Such required representations and agreements include representations and agreements that the Optionee, or any other person entitled to exercise the Option, (a) is not purchasing such Shares for distribution and (b) agrees to have placed upon the face and reverse of any certificates for such Shares a legend setting forth any representations and agreements which have been given to the Board or a reference thereto and stating that, prior to making any sale or other disposition of any such Shares, the Optionee, or any other person entitled to exercise the Option, will give the Company notice of intention to sell or dispose of the Shares not less than five days prior to such sale or disposition.

9. Legends. This Option and the Shares issuable upon exercise of this Option shall be imprinted with a legend in substantially the following form:

     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

10. Miscellaneous.

    a. Notices. All notices, requests, statements, invoices, payments and other communications required or permitted by the terms hereof to be given to any person shall be made to the following:




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         IF TO THE COMPANY:

         Contango Oil and Gas Company
         Attn: Kenneth R. Peak
         3700 Buffalo Speedway, Suite 960
         Houston, Texas 77098
         Facsimile No.: (713) 960-1065

         IF TO OPTIONEE:

         to the address set forth on the signature page below.

Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the business day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next business day). Notice by overnight mail or courier shall be deemed to have been received two business days after it was sent. Either the Company or the Optionee may change its address by providing notice of same in accordance herewith.

     b. Governing Law. This agreement is governed by and shall be construed in accordance with the laws of the State of Nevada. Venue for the resolution of disputes relating to this agreement shall be limited to the United States District Court for the District of Nevada, and the parties agree not to contest such court's jurisdiction to adjudicate such disputes and not to seek the prior exhaustion of remedies in any other judicial, administrative or other forum; provided however, if such court determines that it lacks jurisdiction to adjudicate such dispute, venue shall instead be limited to another federal court of competent jurisdiction sitting in Colorado or Texas, and further provided that the selection of governing law and venue in this agreement shall not preclude the assertion of claims, rights or remedies that any party may elect relating to matters other than governing law and venue.

     c. Entirety. This Agreement constitutes the entire agreement between the Company and the Optionee concerning the subject matter hereof. There are no prior or contemporaneous agreements or representations affecting the same subject matter other than those herein expressed. No amendment, modification or change herein shall be enforceable unless reduced to writing and executed by both the Company and the Optionee.

     d. Non-Waiver. No waiver by either of the parties hereto of any one or more defaults by the other party in the performance of any of the provisions of this Agreement shall be construed as a waiver of any other default or defaults whether of a like kind or different nature.

     e. No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

     f. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or




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unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     g. Headings. The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     h. Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts and by facsimile, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


THIS AGREEMENT IS ADDRESSED TO THE OPTIONEE IN DUPLICATE AND SHALL NOT BE EFFECTIVE UNTIL THE OPTIONEE EXECUTES THE ACCEPTANCE BELOW AND RETURNS ONE COPY TO THE COMPANY, THEREBY ACKNOWLEDGING THAT IT HAS READ, APPROVES OF AND AGREES TO ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT.


                                    * * * * *





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     EFFECTIVE as of the 8th of June, 2000.


                                   CONTANGO OIL & GAS COMPANY



                                      /s/ Kenneth R. Peak
                                   -------------------------------------------
                                   By:    Kenneth R. Peak
                                   Title: President and Chief Executive Officer


ACCEPTED:

Southern Ute Indian Tribe,
dba the Southern Ute Indian Tribe Growth Fund



   /s/ John E. Baker, Jr.
--------------------------------------------
By:    John E. Baker, Jr.
   -----------------------------------------
Title: Chairman, Southern Ute Tribal Council
       -------------------------------------


Address:   135 East 9th Street
        ------------------------------------
           Suite H
        ------------------------------------
           Durango, Colorado  81301
        ------------------------------------
Facsimile: 970-375-2216
          ----------------------------------